Exhibit 10.50

Amendment

Reference is made to the Agreement dated as of January 20, 1987 between Diamond Lane Productions (successor in interest to Steven Spielberg) on the one hand and Universal City Florida Partners on the other (the “Agreement”).

Paragraph 23 of the Agreement is hereby amended to add the following language after the second sentence and before the third sentence: “The word “affiliate” also includes any corporation or trust (a “charitable affiliate”) which qualifies as a charitable entity under ss.501(c)(3) of the Internal Revenue Code, gifts to which are deductible under ss. 170(c), ss.2055(a) and ss.2522(a) of said Code, to which Diamond Lane Productions or Steven grants any rights hereunder (whether directly or indirectly, e.g. by granting the stock of Diamond Lane Productions, Inc., or any successor entity) by will, or any other instrument (such as a trust) which becomes irrevocable only upon Steven’s death, provided that during Steven’s lifetime, neither Steven nor any of his affiliates (including Diamond Lane Productions) shall assign to a charitable affiliate (whether directly or indirectly) any of his or its rights other than the assignment to a charitable affiliate of the right to receive amounts payable hereunder.” The next following sentence is hereby amended to read as follows: “This Agreement is binding upon, and subject to the preceding sentences, inures to the benefit of the respective successors and assigns and, in Steven’s case, heirs of the parties”.

Except as expressly set forth above, the Agreement remains in force and effect.

Agreed & Accepted:

/s/ Steven Spielberg
Diamond Lane Productions

/s/ Steven Spielberg
Steven Spielberg

/s/
Universal City Florida Partners

Dated: February 5, 2001